Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-91680, Form S-3 No. 333-134405, Form S-3 No. 333-158898 and Form S-3 No. 333-181009) of Franklin Street Properties Corp. of our report dated December 20, 2012 with respect to the Statements of Revenue over Certain Operating Expenses of the Westchase office property located at 10370 and 10350 Richmond Avenue, Houston, Texas for the year ended December 31, 2011, which report is included in this Form 8-K/A of Franklin Street Properties Corp., dated as of November 1, 2012.

/s/ BRAVER PC

Needham, Massachusetts
January 11, 2013